Exhibit 99.1

Heartland Media Acquisition Corp. Receives Noncompliance Notice from NYSE

ATLANTA, Jan. 19, 2023 (GLOBE NEWSWIRE) – Heartland Media Acquisition Corp. (NYSE: HMA.U) (the “Company”) today announced that on January 12, 2023, the Company received a notice letter (the “Notice”) from The New York Stock Exchange (the “NYSE”) indicating that the Company is not currently in compliance with the provision of Section 802.01B of the NYSE Listed Company Manual requiring the Company to maintain a minimum of 300 public stockholders on a continuous basis.

Pursuant to the Notice, the Company is subject to the procedures set forth in Sections 801 and 802 of the NYSE Listed Company Manual, and accordingly must submit to the NYSE within 45 days of receiving the Notice a business plan that demonstrates how the Company expects to return to compliance with the minimum public stockholders requirement within 18 months of receiving the Notice.  The Company intends to submit such a business plan to the NYSE by the required deadline to regain compliance with the minimum public stockholders requirement within the required timeframe.

The Company’s business plan will be reviewed by the Listings Operations Committee (the “Committee”) of the NYSE.  If the Committee accepts the plan, the Company will be subject to quarterly monitoring for compliance with the plan.  If the Committee does not accept the plan, the Company will be subject to suspension and delisting procedures.

During such time as the Company is deemed noncompliant with the minimum public stockholders requirement, the Company’s Class A common stock, warrants, and units will bear the indicator “.BC” on the consolidated tape to indicate noncompliance with the NYSE’s quantitative continued listing standards.

The Notice and the procedures described above have no current effect on the continued listing of the Company’s securities on the NYSE, subject to the Company’s compliance with the NYSE’s other applicable continued listing requirements.

About Heartland Media Acquisition Corp.

Heartland Media Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  The Company intends to focus on businesses in the media, entertainment and sports sectors.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including with respect to our search for an initial business combination and the financing thereof, and related matters.  These forward-looking statements relate to expectations or forecasts concerning future events.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including the Company’s ability to submit to the NYSE a satisfactory business plan to regain compliance with the NYSE’s continued listing standards; the Company’s ability to evidence that it has at least 300 public stockholders; and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Robert S. Prather, Jr.
Heartland Media Acquisition Corp.
(470) 355-1944
info@heartlandmediaacquisition.com